ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-179050
September 10, 2014

PRICING TERM SHEET

VANGUARD NATURAL RESOURCES, LLC

7.75% Series C Cumulative Redeemable Preferred Units

(Liquidation Preference $25.00 per Unit)

Issuer:	Vanguard Natural Resources, LLC (the “issuer”).
Securities Offered:	7.75% Series C Cumulative Redeemable Preferred Units (the “units”).
Number of Units:	4,000,000 units.
Number of Option Units:	600,000 units.
Public Offering Price:	$25.00 per unit; $100,000,000 total.
Underwriting Discounts:	$0.7875 per unit; $3,150,000 total.
Maturity Date:	Perpetual (unless redeemed by the issuer on or after October 15, 2024).
Ratings:	The units will not be rated.
Trade Date:	September 10, 2014.
Settlement Date:	September 15, 2014 (T+3).
Liquidation Preference:	$25.00, plus accumulated and unpaid distributions.
Distribution Rate:	7.75% per annum of the $25.00 per unit liquidation preference (equivalent to $1.9375 per unit per annum).
Distribution Payment Dates:	Monthly on the 15th day of each month, commencing on November 15, 2014.
Optional Redemption:	On or after October 15, 2024, the issuer may, at its option, redeem the Series C Cumulative Redeemable Preferred Units, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption.
Change of Control Conversion Right Unit Cap:	1.70590
CUSIP/ISIN:	92205F 403 / US92205F4037
Joint Book-Running Managers:	Morgan Stanley & Co. LLC and UBS Securities LLC.
Joint Lead Managers:	Barclays Capital Inc., Credit Suisse Securities (USA) LLC and MLV & Co. LLC.
Co-Managers:	J.P. Morgan Securities LLC, Janney Montgomery Scott LLC, Oppenheimer & Co. Inc., Sterne, Agee & Leach, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, USCA Securities LLC, Wunderlich Securities, Inc. and Drexel Hamilton, LLC.
Listing:	The issuer intends to file an application to list the Series C Cumulative Redeemable Preferred Units on the NASDAQ Global Select Market under the symbol “VNRCP”. If the application is approved, trading of the Series C Cumulative Redeemable Preferred Units on the NASDAQ Global Select Market is expected to commence within 30 days after their original issue date.